EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the ordinary shares of Weatherford International PLC and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date: February 14, 2023

Giovanni Agnelli B.V.

By	/s/ Guido de Boer
Name:	Guido de Boer
Title:	Authorised Signatory

Exor N.V.

By	/s/ Guido de Boer
Name:	Guido de Boer
Title:	Chief Financial Officer

Exor Investments Limited

By	/s/ Guido de Boer
Name:	Guido de Boer
Title:	Director

Exor Capital LLP

By	/s/ Enrico Vellano
Name:	Enrico Vellano
Title:	Co-CEO